Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

FLIR SYSTEMS, INC.

INDICATOR MERGER SUB, INC.

and

ICX TECHNOLOGIES, INC.

August 16, 2010

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND TERMS

i

ii

Annex A	Conditions to the Offer

Exhibit A	Form of Tender Agreement

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 16, 2010 (this “Agreement”), by and among ICx Technologies, Inc., a Delaware corporation (the “Company”), FLIR Systems, Inc., an Oregon corporation (“Parent”), and Indicator Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS, it is proposed that Merger Sub make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”) for $7.55 per share, net to the seller in cash (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, following the consummation of the Offer, Merger Sub shall merge with and into the Company (the “Merger”), pursuant to which each Share shall be converted into the right to receive the Offer Price, except for (i) Shares to be canceled pursuant to Section 3.1(c) and (ii) Dissenting Shares;

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub deem it advisable and in the best interests of their respective stockholders that the parties consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have approved this Agreement and resolved that the transactions contemplated by this Agreement are advisable and in the best interests of their respective stockholders, including the consummation of the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company resolved to recommend that its stockholders accept the Offer, tender their Shares in the Offer, and, to the extent required by applicable Law, adopt this Agreement and the transactions contemplated by this Agreement (including the Offer and the Merger), in each case, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, Parent, the Company and Wexford Capital LP and certain of its Affiliates (collectively, the “Stockholder Party”), have entered into a tender and support agreement, dated as of the date of this Agreement (the “Tender Agreement”), a copy of which is attached as Exhibit A to this Agreement, pursuant to which, among other things, the Stockholder Party agrees to tender its Shares in the Offer; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance Date” has the meaning set forth in Section 2.1(a).

“Acceptance Time” has the meaning set forth in Section 2.1(a).

“Acquisition Proposal” means any proposal or offer (whether or not in writing) made by any Person (other than Parent, Merger Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of any class of equity or voting securities (or securities convertible into or exchangeable for equity or voting securities) of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or any other transaction involving the Company or the Stockholder Party or (ii) any one or more assets or businesses of the Company or any of its Subsidiaries that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

“Action” has the meaning set forth in Section 6.11.

“Administrative Services Agreement” has the meaning set forth in Section 6.15.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Amphitech Plan” means the arrangement under which options to purchase shares of common stock of Amphitech Holdings, Inc. were granted, as referenced under the Employment Agreement between Pierre Poitevin and Amphitech Holdings, Inc. dated November 6, 2003 and the Employment Agreement between Jean-Pierre Soucy and Amphitech Holdings, Inc., dated November 6, 2003, and under which such options were adjusted to represent options to purchase Shares.

“Anti-Bribery Laws” has the meaning set forth in Section 4.11(c).

“Assumed Subsidiary Equity Plans” means the Mesosystems Technology, Inc. 1999 Stock Incentive Plan, the Griffin Analytical Technologies, Inc. 2003 Stock Option Plan, Genomic Healthcare, Inc. 2004 Stock Option Plan, the Nomadics Plan and the Amphitech plan.

“Benefit Plan” has the meaning set forth in Section 4.9(a).

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.5(a).

“Certificates” has the meaning set forth in Section 3.1(d).

“Change in Recommendation” has the meaning set forth in Section 6.4(c).

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” means the ICx Technologies 401(k) Plan.

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Government Contract” has the meaning set forth in Section 4.18(a)(x).

“Company Government Subcontract” has the meaning set forth in Section 4.18(a)(x).

“Company Intellectual Property Rights” means Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, effect, event, occurrence, circumstance or development which, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, any material adverse change in, or material adverse effect on, the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that the effects caused by or attributable to the following shall be excluded from the determination of Company Material Adverse Effect: (i) any change, effect, event, occurrence, circumstance or development in any of the industries and markets in which the Company and its Subsidiaries operate or in any Laws or accounting regulations applicable to the Company or any of its Subsidiaries; (ii) changes in general economic or political conditions or financial credit or securities markets in general (including changes in interest or exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iii) any acts of God, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war (in the case of each of clauses (i) through (iii) above, only to the extent that any such change, effect, event, occurrence, circumstance, development or act has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on the Company and its Subsidiaries relative to other companies in the Company’s industry); (iv) any changes in the market price or trading volume of Shares or any failure by the Company to meet internal, analysts’ or other earnings estimates or financial projections in and of themselves (provided that the changes, effects, events, occurrences, circumstances or developments underlying any such changes or failures and any other consequences thereof shall not be excluded in determining whether there has been a Company Material Adverse Effect); (v) the announcement of the execution of this Agreement with Parent as opposed to any other Person or compliance with this Agreement and the transactions contemplated hereby (it being understood that nothing contained in this clause (v) shall be deemed to limit Parent’s ability to consider any changes, effects, events, occurrences, circumstances or developments with respect to the impact of the foregoing on the Company’s or any of its Subsidiaries’ relationships with customers, other contract parties or employees that was not caused by actions of Parent or its Representatives); and (vi) changes in GAAP, or the interpretation thereof (only to the extent that any such change has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on the Company and its Subsidiaries relative to the other companies in the Company’s industry).

“Company SEC Reports” has the meaning set forth in Section 4.6.

“Company Special Meeting” has the meaning set forth in Section 6.8.

“Company Stockholder Approval” means, if required by applicable Law to approve the Merger, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares at the Company Special Meeting, or any adjournment or postponement of the Company Special Meeting, in favor of the adoption of this Agreement.

“Consent” has the meaning set forth in Section 4.5.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Continuing Directors” has the meaning set forth in Section 2.2(c).

“Continuing Employees” has the meaning set forth in Section 6.5(a).

“Contract” means any contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 3.4.

“Effective Time” has the meaning set forth in Section 2.5(a).

“Environmental Claim” means any claim, action, demand, cause of action, investigation, notice of violation, or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation of or liability under any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution, contamination, or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport, handling, control, or cleanup of Hazardous Materials.

“Environmental Property Transfer Act” means any applicable Law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the transfer, sale, lease, indirect or direct change in control, or closure of any facility or property for environmental reasons, including, but not limited to, any so-called “Environmental Cleanup Responsibility Acts” or “Responsible Property Transfer Acts.”

“Equity Award Ratio” shall mean the quotient determined by dividing (a) the Merger Consideration, by (b) the average of the last reported sale price of a share of Parent Common Stock on Nasdaq during the ten (10) trading days immediately preceding the Effective Time.

“Equity Plans” has the meaning set forth in Section 3.3(a).

“ERISA” has the meaning set forth in Section 4.9(a).

“ERISA Affiliate” has the meaning set forth in Section 4.9(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Expenses” has the meaning set forth in Section 8.2(c).

“Export Control Laws” has the meaning set forth in Section 4.11(b).

“Filed SEC Documents” has the meaning set forth in the introductory statement to Article IV.

“Financial Statements” has the meaning set forth in Section 4.6.

“Foreign Benefit Plans” has the meaning set forth in Section 4.9(a).

“GAAP” has the meaning set forth in Section 4.6.

“Governmental Entity” has the meaning set forth in Section 4.5.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, friable asbestos or asbestos-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, and any other chemical, material, substance or waste defined under or for which standards of care are imposed by any applicable Environmental Law as toxic or hazardous.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.7(a).

“Initial Expiration Time” has the meaning set forth in Section 2.1(b).

“Insured Parties” has the meaning set forth in Section 6.7(b).

“Intellectual Property Rights” means all rights in (i) patents, patent applications and patent disclosures (“Patents”), (ii) trademarks, trade names, service marks, logos, corporate names and Internet domain names, together with all goodwill associated with each of the foregoing (“Trademarks”), (iii) domain name registrations, (iv) copyrights and copyrightable works (“Copyrights”), (v) Software, (vi) Trade Secrets and mask works (whether or not patentable and whether or not reduced to practice) and (vii) other intellectual property or similar proprietary rights.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, order, ruling, award, assessment, writ, injunction, decree, stipulation or determination, in each case whether preliminary or final.

“Knowledge” means such facts and other information that as of the date of determination are actually known to the persons identified on Section 1.1 of the Company Disclosure Schedule.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

“Liens” means all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

“Made Available” means that the information referred to (a) has been actually delivered to Parent or its Representatives or (b) was posted and made fully accessible to Parent or its Representatives on the Company’s electronic data site located at https://datasite.merrillcorp prior to the time of execution of this Agreement.

“Material Company Contract” has the meaning set forth in Section 4.18(a).

“Merger” has the meaning set forth in Section 2.4.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Condition” has the meaning set forth in Section 2.1(a).

“Minor Plans” has the meaning set forth in Section 4.9(a).

“Nomadics Plan” means the Nomadics, Inc. 1996 Stock Option Plan.

“Nondisclosure Agreement” has the meaning set forth in Section 2.3(b).

“Notice of Adverse Recommendation” has the meaning set forth in Section 6.4(c).

“Notice of Superior Proposal” has the meaning set forth in Section 6.4(c).

“Offer” has the meaning set forth in the Recitals.

“Offer Documents” has the meaning set forth in Section 2.1(d).

“Offer Price” has the meaning set forth in the Recitals.

“Option” has the meaning set forth in Section 3.3(a).

“Option Consideration” has the meaning set forth in Section 3.3(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” shall mean the common stock of Parent, par value $0.01.

“Parent Company” has the meaning set forth in Section 2.1(c).

“Parent Material Adverse Effect” means any change, effect, event, occurrence, circumstance or development which, individually or in the aggregate, would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permits” has the meaning set forth in Section 4.11(a).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Post-Closing Plans” has the meaning set forth in Section 6.5(a).

“Proxy Statement” means the proxy statement filed by the Company with the SEC (together with all amendments and supplements thereto) relating to the Merger and this Agreement.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or into or out of any location (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Representatives” has the meaning set forth in Section 6.3.

“RSU” has the meaning set forth in Section 3.3(b).

“Schedule 14D-9” has the meaning set forth in Section 2.3(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the Recitals.

“Short Form Merger” has the meaning set forth in Section 2.10.

“Software” shall mean computer software programs and software systems, including all databases, compilations, development tool sets, compilers, related documentation and materials, whether in source code, object code or human readable form.

“Stockholder Party” has the meaning set forth in the Recitals.

“Stone Key” has the meaning set forth in Section 4.5.

“Subsequent Offering Period” has the meaning set forth in Section 2.1(c).

“Substitute Option” has the meaning set forth in Section 3.3(a).

“Substitute RSU” has the meaning set forth in Section 3.3(c).

“Subsidiary” means, as to any Person, any Person (i) of which such first Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, or (ii) of which such first Person possesses the right to elect more than fifty percent (50%) of the directors or Persons holding similar positions.

“Superior Proposal” means any bona fide, binding, written offer made by any Person (other than Parent, Merger Sub or any Affiliate thereof) pursuant to which such Person (or the stockholders, members, partners or other equity holders of such Person) would acquire, directly or indirectly, at least a majority of the Shares then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, which the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, to be (i) more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated hereby (taking into account all the terms and conditions of such offer and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably likely to be completed, taking into account all financial, legal, regulatory and other aspects of such offer, including proposed sources of financing thereof, the terms of any commitment by any proposed sources of financing and any financing related contingencies.

“Surviving Corporation” has the meaning set forth in Section 2.4.

“Tax” means all national, federal, state, local or municipal (whether domestic or foreign) taxes, assessments, duties, fees, levies or similar charges of any kind, including all sales, payroll, employment and other withholding taxes imposed by a Governmental Entity, and including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all national, federal, state, local or municipal (whether domestic or foreign) tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

“Tender Agreement” has the meaning set forth in the Recitals.

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Top-Up Closing” has the meaning set forth in Section 2.9(c).

“Top-Up Option” has the meaning set forth in Section 2.9(a).

“Top-Up Shares” has the meaning set forth in Section 2.9(a).

“Trade Secrets” means trade secrets, confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans, and other confidential information, to the extent such items derive value, monetary or otherwise, from being maintained in confidence.

“WARN Act” has the meaning set forth in Section 4.15(c).

“Warrant Cancellation Agreement” has the meaning set forth in Section 6.14(b).

“Warrants” has the meaning set forth in Section 4.2(a).

“Wexford” has the meaning set forth in Section 6.15.

Section 1.2 Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d) The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to August 16, 2010, unless the context requires otherwise.

(e) The term “material” shall, unless the context otherwise indicates or requires, be measured against the Company and its Subsidiaries as a whole.

(f) References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.

(g) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement.

ARTICLE II

THE OFFER AND THE MERGER

Section 2.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, Merger Sub shall commence (within the meaning of Rule 14d-2(a) of the Exchange Act) the Offer as promptly as practicable after the date hereof (but not later than the twentieth (20th) day from and including the date of initial public announcement of this Agreement). The obligation of Merger Sub to commence the Offer shall be subject only to the condition that none of the events set forth in clause (c) of Annex A hereto shall have occurred and be continuing (and not waived by Parent or Merger Sub in their sole discretion), and the obligation of Merger Sub to accept for payment, purchase and pay for Shares validly tendered and not withdrawn pursuant to the Offer shall be subject only to the satisfaction (or waiver by Parent or Merger Sub in their sole discretion (but subject to the next sentence)) of the conditions set forth in such Annex A. Merger Sub expressly reserves the right to waive any conditions to the Offer or change the terms of the Offer except that, without the prior written consent of the Company, Merger Sub may not waive the condition in clause (a) of Annex A (the “Minimum Condition”) or the conditions in clause (b) of Annex A, and no change in the Offer may be made which (i) decreases the Offer Price payable in the Offer, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares to be purchased in the Offer or the minimum number of Shares contemplated by the Minimum Condition, (iv) imposes conditions to the Offer in addition to those set forth in Annex A hereto or which otherwise modifies the conditions set forth in such Annex A or (v) amends any other term of the Offer in a manner adverse to the holders of Shares. Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, purchase and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer (the date of acceptance for payment, the “Acceptance Date” and the time of acceptance for payment on the Acceptance Date, the “Acceptance Time”) or (in the case of Shares tendered during any Subsequent Offering Period) as soon as practicable following the valid tender thereof, in any case without interest, subject to any withholding of Taxes required by applicable Law or in accordance with Sections 3.2(i). Parent shall provide or cause to be provided to Merger Sub on a timely basis funds sufficient to purchase and pay for any and all Shares that Merger Sub becomes obligated to accept for payment, purchase and pay for pursuant to the Offer.

(b) Unless extended as provided in this Agreement, the Offer shall expire on the date (the “Initial Expiration Time”) that is twenty (20) Business Days after the commencement of the Offer (determined pursuant to Rule 14d-1(g)(3) under the Exchange Act). Merger Sub may, without the consent of the Company, (i) extend the Offer for one or more additional consecutive periods of up to twenty (20) Business Days per extension (with the length of such periods to be determined in the sole discretion of Parent consistent with applicable Law), if on any then-scheduled expiration date of the Offer any of the conditions to the Offer set forth in Annex A shall not have been satisfied or waived, and if this Agreement shall not have been terminated in accordance with Article VIII, and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. If, at the Initial Expiration Time or subsequent expiration time related to an extension of the Offer, including an extension pursuant to this sentence, any of the conditions to the obligation of Merger Sub to accept for payment, purchase and pay for Shares tendered pursuant to the Offer has not been satisfied (or waived in accordance with this Agreement), then, if requested by the Company, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer through such time as the Company may specify, which time shall be no later than the Termination Date; provided, however, that neither Merger Sub nor Parent shall have any obligation to so extend the Offer at the Company’s request if either of the conditions set forth in paragraph (c)(ii) or (c)(iii) of Annex A are not at such time satisfied in accordance with this Agreement. Nothing in this Section 2.1(b) shall affect or impair any termination rights under Article VIII.

(c) If all of the conditions to the Offer are satisfied or waived, but the number of Shares validly tendered and not withdrawn, together with the Shares, if any, held by Parent and Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent (any such wholly owned Subsidiaries of Parent, Parent and Merger Sub, each a “Parent Company”), constitute less than the number of Shares required to consummate the Merger pursuant to Section 2.10 (assuming the exercise of the Top-Up Option in full), then, upon the applicable expiration time of the Offer, Merger Sub may (and if the Company so requests Merger Sub shall, and Parent shall cause Merger Sub to) provide a subsequent offering period (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Exchange Act and, if applicable and to the extent permitted under such Rule 14d-11, thereafter extend such subsequent offering period.

(d) As soon as practicable on the date the Offer is commenced, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include the offer to purchase, form of the related letter of transmittal and form of notice of guaranteed delivery and all other ancillary Offer documents (collectively, together with any amendments and supplements thereto, the “Offer Documents”). The Offer Documents will comply in all material respects with the applicable provisions of the Exchange Act. Parent and Merger Sub shall cause the Offer Documents to be disseminated to holders of Shares as required by applicable federal securities Laws. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if it shall have become false or misleading in any material respect or as otherwise required by applicable Law. Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of Shares as required by applicable federal securities Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents before they are filed with the SEC or disseminated to holders of Shares, and Parent and Merger Sub shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Merger Sub agree to provide the Company and its counsel any comments or communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after Parent’s or Merger Sub’s, as the case may be, receipt of such comments or communications. The Company and its counsel shall be given a reasonable opportunity to review any responses to such comments or communications, and Parent and Merger Sub shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

Section 2.2 Directors.

(a) Subject to compliance with applicable Law, promptly upon the payment by Merger Sub for Shares pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company’s Board of Directors as is equal to the product of the total number of directors on the Company’s Board of Directors (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, Merger Sub or their Affiliates at such time (including Shares so accepted for payment and any Top-Up Shares) bears to the total number of Shares then outstanding; provided, however, that Parent shall be entitled to designate at least a majority of the directors on the Company’s Board of Directors (as long as Parent and its Affiliates beneficially own a majority of the Shares). In furtherance thereof, the Company shall, upon request of Parent and subject to the terms of the Company’s certificate of incorporation and by-laws, promptly take all actions necessary to cause Parent’s designees to be so elected or appointed, including, without limitation, increasing the size of its Board of Directors and/or seeking the resignations of one or more incumbent directors. At such times, subject to Section 2.2(c) and applicable Law and regulations and the rules of Nasdaq Global Market, Inc., the Company will cause individuals designated by Parent to constitute such number of members of each committee of the Company’s Board of Directors, rounded up to the next whole number, that represents the same percentage as such individuals represent on the Company’s Board of Directors, other than any committee of the Company’s Board of Directors established to take action under this Agreement which committee shall be composed only of Continuing Directors (as defined in Section 2.2(c)).

(b) The Company’s obligations to appoint Parent’s designees to the Company’s Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.2, including mailing to stockholders together with the Schedule 14D-9 the information required under Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected to the Company’s Board of Directors. Parent shall supply to the Company, and shall be solely responsible for, any information with respect to itself and its officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 2.2 are in addition to and shall not limit any rights that Parent, Merger Sub or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(c) In the event that Parent’s designees are elected or appointed to the Company’s Board of Directors pursuant to this Section 2.2 then, until the Effective Time, the Company shall cause the Company’s Board of Directors to maintain at least three directors who are members of the Company’s Board of Directors on the date of this Agreement and who are not officers of the Company and who are independent directors for purposes of the continued listing requirements of Nasdaq Global Market, Inc. (the “Continuing Directors”); provided, however, that, if the number of Continuing Directors is reduced below three for any reason, the remaining Continuing Directors shall be entitled to elect or designate a person to fill such vacancy who shall be deemed to be a Continuing Director for purposes of this Agreement or, if no Continuing Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers, employees, stockholders or Affiliates of the Company, Parent or Merger Sub, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. The Company and the Company’s Board of Directors shall promptly take all action as may be necessary to comply with their obligations under this Section 2.2(c). Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Parent are elected or appointed to the Company’s Board of Directors and prior to the Effective Time, the Company’s Board of Directors shall take such action as necessary so that the affirmative vote of a majority of the Continuing Directors (or of the sole Continuing Director if there shall then be only one Continuing Director) shall be required, and no further action of the Company’s Board of Directors shall be required, to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company’s rights or remedies hereunder, (iii) extend the time for performance of Parent’s or Merger Sub’s obligations hereunder, (iv) take any action not otherwise required herein or contemplated hereby that adversely affects the rights of the Company’s stockholders, or (v) take any other action by the Company in connection with this Agreement and the transactions contemplated hereby. The Continuing Directors shall have the authority to retain counsel and financial advisors of their choice at the expense of the Company as determined appropriate by the Continuing Directors for the purpose of fulfilling their obligations hereunder and shall have the authority, after the Acceptance Time, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms; provided, however, that Parent shall have received at least two (2) Business Days’ prior notice of the proposed commencement of any such action. Following the acceptance for payment of the Shares pursuant to the Offer and prior to the Effective Time, neither Parent nor Sub shall take any action to remove any Continuing Director absent cause and subject to the terms of the Company’s certificate of incorporation and bylaws.

Section 2.3 Company Actions.

(a) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which shall, subject to the provisions of Section 6.4(c), contain the recommendation that the holders of the Shares accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and, if a vote of the stockholders of the Company is required to consummate the Merger under the DGCL, adopt this Agreement. The Schedule 14D-9 will comply in all material respects with the applicable provisions of the Exchange Act. The Company agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares as required by applicable federal securities Laws. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if it shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company agrees to take all reasonable steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares as required by applicable federal securities Laws. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC or disseminated to holders of Shares, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. In addition, the Company agrees to provide Parent, Merger Sub and their counsel with any comments or communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments or communications. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review any responses to such comments or communications, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(b) In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly furnish to Merger Sub mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of Shares as of a recent date, and shall furnish Merger Sub with such information and assistance (including, but not limited to, lists of holders of the Shares, updated periodically, and their addresses, mailing labels and lists of security positions) as Merger Sub may reasonably request in communicating the Offer to holders of Shares. The nondisclosure agreement, dated March 17, 2010 (as amended or supplemented, the “Nondisclosure Agreement”), between the Company and Parent shall apply with respect to information furnished to Merger Sub in accordance with this Section 2.3(b).

Section 2.4 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease and (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects set forth in the DGCL.

Section 2.5 Effective Time.

(a) Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be filed on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Delaware as provided in the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon in writing by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

(b) From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.6 Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than two (2) Business Days after the satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that if, as of or immediately following the Acceptance Date or the expiration of any Subsequent Offering Period pursuant to Section 2.1(c), a Short Form Merger is available pursuant to Section 2.10 and Section 253 of the DGCL, the Closing shall, subject to the satisfaction or waiver of the conditions set forth in Article VII , occur as soon as is practicable following the Acceptance Date or the expiration of such Subsequent Offering Period, as applicable. The date on which the Closing is to take place is referred to in this Agreement as the “Closing Date”.

Section 2.7 Certificate of Incorporation and Bylaws of the Surviving Corporation. The certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be ICx Technologies, Inc., until thereafter amended as provided by Law, and by such certificate of incorporation and bylaws.

Section 2.8 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 2.9 The Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase that number of Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent, Merger Sub or their Affiliates at the time of such exercise, shall constitute one share more than ninety percent (90%) of the total Shares then outstanding on a fully-diluted basis (assuming the issuance of the Top-Up Shares), at a price per share equal to the Offer Price.

(b) The Top-Up Option shall be exercisable once, in whole and not in part, on or after the Acceptance Time (so long as the exercise of the Top-Up Option would, after issuance of such Shares, be sufficient to allow the Short Form Merger to occur; provided, however, that in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the number of authorized but unissued Shares (including as authorized and unissued Shares, for purposes of this Section 2.9, any Shares held in the treasury of the Company) as of immediately prior to and after giving effect to the issuance of the Top-Up Shares; and provided further, that the Top-Up Option shall terminate upon the earlier of: (i) the tenth (10th) business day after the later of (1) the Acceptance Time and (2) the expiration of any Subsequent Offering Period; and (ii) the termination of this Agreement in accordance with its terms. The obligation of the Company to deliver Top-Up Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise (excluding any rule or regulation of Nasdaq Global Market, Inc.), (B) upon exercise of the Top-Up Option, the number of Shares owned by Parent, Merger Sub and their Affiliates constitutes one Share more than ninety percent (90%) of the number of Shares that will be outstanding on a fully-diluted basis immediately after the issuance of the Top-Up Shares, and (C) Merger Sub has accepted for payment all Shares validly tendered in the Offer and not withdrawn. The parties shall cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities (other than Nasdaq Global Market, Inc.), including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act.

(c) To exercise the Top-Up Option, Merger Sub shall so notify the Company in writing, and shall set forth in such notice (i) the number of Shares that will be owned by Parent, Merger Sub and their Affiliates immediately preceding the purchase of the Top-Up Shares and (ii) the place and time for the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub in writing of the number of Shares then outstanding and the number of Top-Up Shares. At the Top-Up Closing, Merger Sub shall pay the Company in cash by wire transfer the aggregate price required to be paid for the Top-Up Shares and the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares, which certificate may include any legends required by applicable securities Laws; provided, however, at Parent’s election, the aggregate purchase price for the Top-Up Shares may be paid (A) through (i) the payment of an amount in cash equal to the aggregate par value of the Top-Up Shares and (ii) the issuance of a full-recourse promissory note by Merger Sub guaranteed by Parent in principal amount equal to the remainder, bearing simple interest at applicable federal rate per annum and due on the first anniversary of the Top-Up Closing (which promissory note may be prepaid, in whole or in part, without premium or penalty) or (B) with any other combination of cash and such a promissory note where the cash portion of the purchase price is not less than the aggregate par value of the Top-Up Shares.

(d) Parent and Merger Sub acknowledge that the Shares which Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon any purchase of Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option, and the Top-Up Shares to be acquired upon exercise of the Top-Up Option, if any, are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act). The parties agree and acknowledge that in any appraisal proceeding with respect to the Dissenting Shares and to the fullest extent permitted by applicable Law, the fair value of the Dissenting Shares shall be determined in accordance with Section 262(h) of the DGCL without regard to the Top-Up Option, the Top-Up Shares or any consideration paid or delivered by Merger Sub to the Company in payment for the Top-Up Shares.

Section 2.10 Merger Without Meeting of Shareholders. Notwithstanding anything to the contrary in Section 6.8, in the event that any Parent Company, whether pursuant to the Offer, upon exercise of the Top-Up Option or otherwise, shall acquire at least ninety percent (90%) of the outstanding Shares, the parties hereto agree, subject to Article VII, to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 253 of the DGCL (a “Short Form Merger”). Notwithstanding anything to the contrary in this Agreement, if the conditions set forth in Section 2.9(b) have been satisfied, Merger Sub shall exercise the Top-Up Option as promptly as practicable following the Acceptance Time.

ARTICLE III

CONVERSION OF SHARES

Section 3.1 Conversion of Shares.

(a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 3.1(c) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Offer Price in cash (the “Merger Consideration”), without any interest thereon.

(b) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of the common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Each Share held by the Company as treasury stock or owned by Parent or Merger Sub immediately prior to the Effective Time shall, at the Effective Time, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Each Share converted into the right to receive the Merger Consideration without any interest thereon pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of outstanding Shares not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented outstanding Shares (the “Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such Share held by them.

Section 3.2 Exchange of Certificates Representing Shares.

(a) At or prior to the Closing, Parent shall deliver or cause to be delivered, in trust, to a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of Shares immediately prior to the Effective Time (other than holders of Shares to be cancelled pursuant to Section 3.1(c) and Dissenting Shares), sufficient funds for timely payment of the aggregate Merger Consideration (such cash being hereinafter referred to as the “Consideration Fund”) to be paid pursuant to this Section 3.2 in exchange for all outstanding Shares immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 3.1(c) and Dissenting Shares). The Consideration Fund shall not be used for any other purposes.

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose Shares were converted into the right to receive Merger Consideration pursuant to Section 3.1(a), (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof together with any required indemnity) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereof, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange present proper evidence of transfer and pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation. Earnings on the Consideration Fund shall be the sole and exclusive property of Parent and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any net losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the applicable holders of Shares immediately prior to the Effective Time in the amount of such net losses, which additional funds shall be deemed to be part of the Consideration Fund. No investment of the Consideration Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the applicable former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof (if any).

(f) Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof (if any).

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent, the posting by such Person of a bond in such reasonable and customary amount as Parent may direct as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

(h) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(i) Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Options, Restricted Stock Awards, RSUs or Warrants such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent is or may be reasonably required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Options, Restricted Stock Awards, RSUs or Warrants in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent.

Section 3.3 Stock Options and Other Equity-Based Awards.

(a) Each option to purchase Shares (an “Option”) granted under the Company’s 2005 Stock Plan or the Company’s 2007 Equity Incentive Plan (together with the Company’s 2005 Stock Plan, the “Equity Plans”), or an Assumed Subsidiary Equity Plan and outstanding immediately before the Effective Time, shall at the Effective Time (i) in the case of an Option that is vested as of the Effective Time (including an Option that will become vested solely as a result of the Merger), be cancelled, and the holder of each such Option shall be entitled to receive from the Company, as of the Effective Time and with respect to each such Option, cash, without interest, equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, multiplied by (B) the number of Shares covered by such Option (the aggregate amount of such cash, the “Option Consideration”), with such payment to be subject to any applicable Tax withholding (in accordance with Section 3.2(i)), and (ii) in the case of an Option that is not vested as of the Effective Time (other than an Option that will become vested solely as a result of the Merger) be converted into an option (a “Substitute Option”) to purchase the number of shares of Parent Common Stock (decreased to the nearest full share) determined by multiplying (A) the number of Shares covered by such Option, by (B) the Equity Award Ratio, and the exercise price per share of such Substitute Option shall be determined by dividing the exercise price per share of such Option by the Equity Award Ratio (increased to the nearest cent). After the Effective Time, except as provided in this Section 3.3(a), each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the Option immediately prior to the Effective Time, subject to any acceleration, lapse or other vesting occurring by operation of the Merger (either alone or in connection with any other event).

(b) Each restricted stock unit award with respect to a Share (an “RSU”) granted under the Equity Plans and outstanding immediately before the Effective Time shall be adjusted and converted into a restricted stock unit (a “Substitute RSU”) with respect to a number of shares of Parent Common Stock determined by multiplying the number of Shares subject to such RSU by the Equity Award Ratio. After the Effective Time, except as provided in this Section 3.3(b), each Substitute RSU shall be subject to the terms of such RSU effective immediately prior to the Effective Time, subject to any payment, calculation, acceleration, lapse, vesting or other impact occurring by operation of the Merger (either alone or in connection with any other event); provided, however, that any RSU that becomes vested solely as a result of the Merger shall be settled at the Effective Time for an amount of cash equal to the product of the Merger Consideration and the number of Shares subject to such RSU, subject to any applicable Tax withholding (in accordance with Section 3.2(i)).

(c) Each Warrant shall at the Effective Time be cancelled and the holder of each Warrant shall be entitled to receive from the Company, as of the Effective Time, cash, without interest, in an amount equal to (i) the product of (A) the number of Shares subject to the Warrants of such holder and (B) the Merger Consideration minus (ii) the product of (A) the number of Shares subject to the Warrants of such holder and (B) the per share exercise price of such Warrants immediately prior to the Effective Time. All amounts payable in respect of such Warrants pursuant to this Section 3.3(c) shall be subject to any applicable withholding of Taxes (in accordance with Section 3.2(i)).

(d) Prior to the Effective Time, and subject to Section 3.3(d) of the Company Disclosure Schedule, the Company shall use its reasonable best efforts to take all such actions, in consultation with Parent, as may be required to effectuate the provisions of this Section 3.3. Other than with respect to Options described in clause (ii) of the first sentence of Section 3.3(a) and RSUs not described in the proviso in the last sentence of Section 3.3(b), no later than the Effective Time, Parent shall provide to the Surviving Corporation or the Paying Agent all funds necessary to fulfill the obligations under this Section 3.3.

(e) At or promptly following the Effective Time, Parent shall deliver to the holders of Substitute Options and Substitute RSUs appropriate notices setting forth such holders’ rights pursuant to the respective Substitute Options and Substitute RSUs, including, in addition to the same terms and conditions that applied to such awards prior to the substitution (subject to the adjustments required by this Section 3.3 after giving effect to the Merger). Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become subject to the Substitute Options and Substitute RSUs and (ii) as soon as practicable following the date of this Agreement (and in any event no later than the Effective Time), prepare and file with the SEC and use its reasonable best efforts to have declared effective immediately prior to the Effective Time a registration statement on Form S-8 registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Section 3.3 and covering the exercise of the Substitute Options or settlement of the Substitute RSUs. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained) for at least as long as Substitute Options and Substitute RSUs remain outstanding.

Section 3.4 Dissenting Shares. Notwithstanding Section 3.1(a) hereof, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected such holder’s demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such Shares shall not be deemed to be Dissenting Shares. The Company shall promptly provide Parent with notice of any demands for appraisal of any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any payments required to be made with respect to the Dissenting Shares shall be made by Parent and the aggregate Merger Consideration shall be reduced, on a dollar-for-dollar basis, as if the holder of such Dissenting Shares had not been a stockholder of the Company immediately prior to the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with the SEC after January 1, 2009 and prior to the date of this Agreement and the Company’s report to be filed on Form 10-Q for the quarterly period ended June 30, 2010 to the extent and in the form Made Available to Parent (other than the disclosures therein under the caption “Risk Factors” and any other disclosures therein of risks that are predictive or forward-looking in nature) (such reports, the “Filed SEC Documents”) and, subject to Section 9.4, except as disclosed in the Company Disclosure Schedule (provided that, (x) any facts, items or exceptions disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed on another section of the Company Disclosure Schedule if the applicability of such fact, item or exception to such other section would be reasonably apparent from the face of such disclosure and (y) any listing of any fact, item or exception in any section of the Company Disclosure Schedule shall not be construed as an admission of liability under any applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or create a measure of materiality for purposes of this Agreement or otherwise), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization. Each of the Company and its Subsidiaries is duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and conduct its business as it is now being conducted, except where the failure to be so existing and (to the extent applicable) in good standing or to have such power and authority would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the property leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a Company Material Adverse Effect. The Company has Made Available to Parent a copy of its certificate of incorporation and bylaws and the organizational documents of each of its Subsidiaries, as currently in effect, and neither the Company nor any of its Subsidiaries is in violation of any provision of its certificate of incorporation, bylaws or other organizational documents.

Section 4.2 Capitalization.

(a) As of August 15, 2010, the authorized capital stock of the Company consisted of (i) 250,000,000 Shares, 34,942,290 of which were issued and outstanding (exclusive of treasury shares), 2,231,704 of which were reserved for issuance upon exercise of then outstanding Options, 661,781 of which were reserved for issuance upon exercise of then outstanding RSUs, and 127,250 of which were reserved for issuance upon exercise of the Warrants, and (ii) 15,000,000 shares of Series A Convertible Redeemable Preferred Stock, par value $0.001 per share, of the Company, none of which were issued and outstanding. “Warrants” refer to the warrants identified on Section 4.2(a) of the Company Disclosure Schedule. All the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, other than pursuant to the Equity Plans, the Warrants and the options granted under the Assumed Subsidiary Equity Plans, there are no existing (i) options, warrants, stock units, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of or equity interests in the Company or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company. There are no options outstanding under the Company’s 2007 Employee Stock Purchase Plan. The number of issued and outstanding Shares is subject to change before the Effective Time, subject to compliance with the terms of Section 6.1(a), upon the exercise of outstanding Options, the settlement of outstanding RSUs or the lapsing of forfeiture restrictions of outstanding Restricted Stock Awards pursuant to the Equity Plans, the exercise of Warrants or, with respect to Options only, the Assumed Subsidiary Equity Plans. Section 4.2(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of (A) all Options and other outstanding options to purchase Shares issued under Equity Plans or otherwise, the number of Shares subject thereto, the grant dates, the plans under which such options were granted, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof, (B) all Shares or other Share-based awards that were outstanding but were subject to vesting or other forfeiture restrictions, including Restricted Stock Awards and RSUs, or were subject to a right of repurchase by the Company at a fixed purchase price as of such time under Equity Plans or otherwise, the number of Shares subject thereto, the grant and issuance dates, the plan under which such awards were granted, vesting schedules and repurchase price (if any) thereof and the names of the holders thereof and (C) all outstanding warrants to purchase Shares, the number of Shares subject thereto, the grant dates, expiration dates, exercise price and vesting schedules thereof (if any) and the names of the holders thereof.

(b) Section 4.2(b) of the Company Disclosure Schedule lists as of the date hereof each of the Subsidiaries of the Company and, for each such Subsidiary, the jurisdiction of incorporation or formation. Each of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and all such securities are owned by the Company or another wholly owned Subsidiary of the Company and are owned free and clear of all Liens. There are no (i) outstanding options or other rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of any such Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Subsidiary of the Company, (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Subsidiary of the Company or (iii) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party.

Section 4.3 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval if required by applicable Law to consummate the Merger, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated by this Agreement, have been duly authorized and approved by all necessary corporate action on the part of the Company (including by its Board of Directors), and except for the Company Stockholder Approval, if required by applicable Law to consummate the Merger, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4 No Violations. Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) violate any provision of the certificate of incorporation or the bylaws of the Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract, Permit, Benefit Plan or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, (c) violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (d) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries (or of Parent or any of its Subsidiaries following the Acceptance Time) except, in the case of clauses (b), (c) and (d), any such violation, default, right or other occurrence that has not had and would not reasonably be expected to have, a Company Material Adverse Effect and does not and would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

Section 4.5 Governmental Consents. No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, or permit from, any supranational, national, federal, state, local or municipal (whether domestic or foreign) government or any court of competent jurisdiction, tribunal, arbitrator, judicial body, administrative or regulatory agency, authority, commission or board or other governmental department, bureau, branch, authority or instrumentality or any non-governmental self regulatory agency or authority (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of (A) a Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings as may be required in connection with the taxes described in Section 9.14, (iv) such other items required solely by reason of the participation of Parent (as opposed to any other third party) in the transactions contemplated hereby, (v) such Consents, registrations, declarations, filings, notices or permits set forth on Section 4.5 of the Company Disclosure Schedule, (vi) compliance with and filings under the HSR Act and other applicable competition Laws and (vii) such other Consents, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not (x) have a Company Material Adverse Effect or (y) reasonably be expected to prevent or materially impede, interfere with, hinder or delay the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby.

Section 4.6 SEC Reports. The Company has filed all reports and proxy statements with the SEC required to be filed by the Company since January 1, 2009 under the Exchange Act or the Securities Act, (as such reports and statements may have been amended since the date of their filing, the “Company SEC Reports”). As of their respective filing dates or the filing dates of amendments, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports (the “Financial Statements”) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). The Company has complied and is in compliance in all material respects with all applicable certification, internal control and other requirements and provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

Section 4.7 No Undisclosed Liabilities.

(a) Except for (i) liabilities and obligations incurred in the ordinary course of business since March 31, 2010, (ii) liabilities and obligations disclosed in the Filed SEC Documents, (iii) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement and (iv) liabilities and obligations that would not have a Company Material Adverse Effect, since March 31, 2010, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement where the result, purpose or intended effect thereof is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.

(c) From January 1, 2009 through the date of this Agreement, the Company has not received any oral or written notification of any (i) “significant deficiency” or (ii) “material weakness” in the Company’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

Section 4.8 Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement and except as expressly permitted or contemplated by this Agreement, since December 31, 2009 the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and the Company has not suffered a Company Material Adverse Effect, and since December 31, 2009 there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, other than any declaration setting aside or payment from a wholly owned Subsidiary of the Company to the Company, (ii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities (other than acquisitions of Shares in connection with the surrender of Shares by holders of Options, RSUs or Warrants in order to pay the exercise price thereof or the taxes thereon), (iii) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (iv) any damage, destruction or loss to any asset of the Company or any of its Subsidiaries, whether or not covered by insurance, that would have a Company Material Adverse Effect, (v) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP or (vi) except with respect to depreciation and amortization of the assets of the Company or any of its Subsidiaries, any material Tax election or change in such election, any change in material method of accounting for Tax purposes or any settlement or compromise of any material income Tax liability.

Section 4.9 Employee Benefit Plans; ERISA.

(a) Section 4.9(a) of the Company Disclosure Schedule sets forth a complete list, as of the date hereof, of each Benefit Plan and identifies each Foreign Benefit Plan, other than welfare benefits, fringe benefits and employee policies that are minor in nature (the “Minor Plans”). For purposes of this Agreement, the term “Benefit Plan” shall mean any deferred compensation, bonus or other incentive compensation, stock purchase, stock option or other equity compensation plan, program, policy, agreement or arrangement; any severance or termination pay, medical, surgical, hospitalization, life insurance or other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)); any fringe benefit plan or arrangement; any profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); any employment, termination, change in control, retention or severance agreement; any other employee benefit plan, fund, program, policy, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or for purposes of Section 414 of the Code (any such trade or business, an “ERISA Affiliate”), or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has any liability or contingent liability. For purposes of this Agreement, the term “Foreign Benefit Plan” means any Benefit Plan that is subject to the laws of any jurisdiction outside the United States of America. The Company has Made Available to Parent a true and complete copy of each Benefit Plan, other than any Minor Plans, and all amendments thereto (or, in the case of any unwritten Benefit Plans, descriptions thereof) and with respect to each Benefit Plan, other than any Minor Plan, a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed annual reports on IRS Form 5500, (iv) the most recently received IRS determination letter and (v) any communications to or from the IRS, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Entity relating to any audit, investigation or dispute.

(b) Each of the Benefit Plans is and has been operated and administered in all material respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code. All contributions, premiums and benefit payments under or in connection with the Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Benefit Plans or applicable Law have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Company SEC Reports.

(c) Each Benefit Plan intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Benefit Plan as to its qualified status under the Code, or with respect to a prototype Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter (which has not been revoked or threatened by the Internal Revenue Service to be revoked), or the Benefit Plan or prototype sponsor has remaining a period of time under applicable treasury regulations of the Code or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Benefit Plan. No event has occurred relating to any such Benefit Plan that would reasonably be expected to adversely affect the qualification of such Benefit Plan or materially increase the costs relating thereto.

(d) No Benefit Plan is subject to Title IV of ERISA and (i) no liability under Title IV or Section 302 of ERISA or Section 412 of the Code has been incurred by the Company, any of its Subsidiaries, or any ERISA Affiliate that has not been satisfied in full, (ii) no condition exists that presents a material risk to the Company, any of its Subsidiaries, or any ERISA Affiliate of incurring material liability under Title IV of ERISA and (iii) the Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any Benefit Plan and no condition exists that presents a material risk that such proceedings will be instituted. No Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(e) There are no material claims pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against or involving any Benefit Plan, the assets of any Benefit Plan, a fiduciary of a Benefit Plan or against the Company, any of its Subsidiaries or any ERISA Affiliate with respect to any Benefit Plan. There are no pending or, to the Knowledge of the Company, threatened audits, examinations, inquiries or investigations by any Governmental Entity involving any Benefit Plan.

(f) Neither the Offer, the execution or delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby will, either alone or in conjunction with any other event, (i) entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former director, employee, consultant or independent contractor, (iii) accelerate the time of payment or vesting or require the funding of compensation due any current or former director, employee, consultant or independent contractor or (iv) result in payments or the provision of benefits to any current or former employee, director or other service provider of or to the Company or any of its Subsidiaries (including pursuant to this Agreement) that will fail to be deductible for federal income Tax purposes under Section 280G of the Code. No Benefit Plan or other agreement with any employee provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

(g) Neither the Company nor any of its Subsidiaries has any obligations for post-termination or retiree health or life insurance benefits under any Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code). None of the Company, any of its Subsidiaries or any ERISA Affiliate has any material liability on account of any violation of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (or any similar applicable Law).

(h) With respect to each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such Benefit Plan have at all times since January 1, 2009 been in compliance in all material respects with, and (ii) such Benefit Plan has, at all times while subject to Section 409A of the Code, been operated in compliance in all material respects with, Section 409A of the Code and all applicable guidance thereunder.

(i) With respect to each Foreign Benefit Plan, except as would not adversely affect the Company or its Subsidiaries in any material respect, (i) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance, or the reserve shown on the consolidated financial statements of the Company included in the Company SEC Reports for any unfunded Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country-specific actuarial assumptions and valuations, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations, (ii) if such Foreign Benefit Plan is required to be registered, it has been registered and has been maintained in good standing with the applicable regulatory authorities, and (iii) if such Foreign Benefit Plan is intended to qualify for special Tax treatment has met all requirements for such treatment.

Section 4.10 Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets that would have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets that would have a Company Material Adverse Effect.

Section 4.11 Permits; Compliance with Law.

(a) The Company and its Subsidiaries are in compliance with all applicable Laws and Judgments, except such non-compliance that has not had and would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any communication from January 1, 2009 through the date of this Agreement from a Governmental Entity that alleges that the Company or any of its Subsidiaries is not, or may not be, in compliance in any material respect with, or has, or may have, any material liability under, any applicable Law or Judgment or is subject to any investigation, inquiry or claim by such Governmental Entity. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities (collectively, “Permits”) necessary for it to own, lease or operate its assets and to carry on its business as presently conducted, except those that would not have a Company Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, and the Merger and the other transactions contemplated hereby will not cause the revocation or cancellation of any such Permit, except those that have not had or would not have a Company Material Adverse Effect. This Section 4.11(a) does not relate to matters with respect to the compliance of the Company SEC Reports and Financial Statements with the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002, which are the subject of Section 4.6, Benefit Plans, which are the subject of Section 4.9(b), Taxes, which are the subject of Section 4.12, environmental matters, which are the subject of Section 4.14, Export Control Laws, which are the subject of Section 4.11(b), Anti-Bribery Laws, which are the subject of Section 4.11(c), or takeover laws, which are the subject of Section 4.11(b).

(b) The Company and its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Export Control Laws”). Since January 1, 2009, neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with, or has any material liability under, the Export Control Laws.

(c) The Company and its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.) and international anti-bribery conventions and material local anti corruption and bribery Laws in jurisdictions in which the Company and its Subsidiaries are operating (the “Anti-Bribery Laws”). Since January 1, 2009, neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity that alleges that the Company, any of its Subsidiaries or any agent thereof is in material violation of, or has any material liability under, the Anti-Bribery Laws.

Section 4.12 Taxes.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it (in each case taking due account of lawful extensions validly obtained), and all such Tax Returns are true, complete and accurate in all material respects and disclose all material Taxes required to be paid by each of the Company and its Subsidiaries for the periods covered thereby. All material Taxes shown to be due on such Tax Returns have been timely paid or have been adequately reserved against on the Financial Statements in accordance with GAAP. All deficiencies asserted in writing or written assessments made as a result of any examination of such Tax Returns have been paid or otherwise resolved in full, or have been adequately reserved against on the Financial Statements. All Taxes that the Company and each of its Subsidiaries were required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate governmental authority.

(b) The most recent Financial Statements contained in the Filed SEC Documents reflect an adequate reserve, based on GAAP principles, for all material Taxes payable by the Company or any of its Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and tax items) for all taxable periods and portions thereof through the date of such Financial Statements. There is no agreement or other document waiving or extending, or having the effect of waiving or extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any Taxes has been executed or filed with any Taxing authority by or on behalf of the Company or any of its Subsidiaries.

(c) There are no material Liens for Taxes (other than for current Taxes not yet due and payable or Taxes being contested in good faith by the appropriate proceeding) on the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is bound by any agreement with respect to Taxes, other than customary tax indemnification or other arrangements contained in any credit or other commercial agreements the primary purpose of which does not relate to Taxes.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (in each case within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or foreign tax law) for any open tax year.

(f) None of the Company or any Subsidiary has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member.

(g) The Shares are regularly traded on an established securities market within the meaning of Section 1445(b)(6) of the Code (relating to “FIRPTA”).

Section 4.13 Intellectual Property.

(a) Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, the Company and its Subsidiaries either: (i) own all right, title and interest in and to the material Intellectual Property Rights used in or necessary for the conduct of the business of the Company and its Subsidiaries or (ii) have a valid right to use the same, in each case free and clear of all Liens, in each case except where the failure to so own or license would not have a Company Material Adverse Effect.

(b) Section 4.13(b) of the Company Disclosure Schedule sets forth a list of all registered and pending applications for Patents, Trademarks, and Copyrights included in the Company Intellectual Property Rights and that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

(c) Section 4.13(c) of the Company Disclosure Schedule contains a list of all material Software owned by the Company or any of its Subsidiaries that are incorporated into any products of the Company and its Subsidiaries that are marketed or sold by the Company or its Subsidiaries as of the Effective Date; provided, however, that Section 4.13(c) of the Company Disclosure Schedule need not list Software licensed to the Company or any of its Subsidiaries that is generally commercially available through third party vendors or subject to “shrink-wrap,” “click-through” or similar license agreements. Notwithstanding the foregoing, Section 4.13(c) of the Company Disclosure Schedule contains a list of all material “open source” and/or “shareware” Software owned by, or licensed to, the Company or any of its Subsidiaries that is incorporated into any products of the Company and its Subsidiaries that are marketed or sold by the Company or its Subsidiaries as of the Effective Date.

(d) Except as set forth in Section 4.13(d) of the Company Disclosure Schedules or as would not have a Company Material Adverse Effect, no suits, claims, actions or proceedings, either individually or in the aggregate, are pending or, to the Knowledge of the Company, threatened in writing (i) with regard to the Company’s or any of its Subsidiaries’ validity, use or ownership of any of the Company Intellectual Property Rights or (ii) alleging that the Company or any of its Subsidiaries is infringing on, misappropriating, diluting or otherwise violating the rights of any Person with regard to any Intellectual Property Right. To the Knowledge of the Company, (y) no Person is infringing on, misappropriating or violating the rights of the Company or any of its Subsidiaries with respect to any material Company Intellectual Property Rights and (z) the use of Intellectual Property Rights by the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property Rights of a third party.

(e) Section 4.13(e) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all material Contracts pursuant to which the Company or any of its Subsidiaries is a party and relating to (i) material Intellectual Property Rights licensed to the Company or any of its Subsidiaries by third parties, other than Software licenses for generally available Software and (ii) material Company Intellectual Property Rights licensed by the Company or any of its Subsidiaries to any third party on an exclusive basis. Neither the Company nor any of its Subsidiaries is in breach, default or violation of (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation by the Company or any of its Subsidiaries of) any term, condition or provision of any material agreement affecting the Intellectual Property Rights of the Company or any of its Subsidiaries, which breach, default or violation would have an effect on the Company or the applicable Subsidiary that would be materially adverse to its business taken as a whole.

(f) Except as set forth in Section 4.13(f) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect: (i) all registrations which are owned by the Company or any of its Subsidiaries for material Company Intellectual Property Rights are in force, and to the Knowledge of the Company, enforceable and valid, and all pending applications to register any material Company Intellectual Property Rights required to be so identified are in good standing, without challenge of any kind from any Person that is not a Governmental Entity; (ii) the registered Intellectual Property Rights owned by the Company or any of its Subsidiaries have not been cancelled, surrendered or abandoned; (iii) the Company or one of its Subsidiaries has (A) the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property Rights owned by the Company or any of its Subsidiaries or (B) the right to request or cause a third party to enforce the material Intellectual Property licensed exclusively to the Company or any of its Subsidiaries in accordance with the terms of the applicable license agreement; (iv) the Company and its Subsidiaries have taken all actions that are, in the reasonable judgment of the Company or its Subsidiaries, necessary and appropriate to protect and register the Intellectual Property Rights (A) owned by the Company or any of its Subsidiaries and (B) where the Company or the applicable Subsidiary has the right to do so, exclusively licensed to the Company or any of its Subsidiaries; and (v) there has been no unauthorized disclosure of any Trade Secrets owned by the Company or any of its Subsidiaries by the Company or its Subsidiaries, or, to the Knowledge of the Company, by any other Person. To the Knowledge of the Company, there are no ongoing or, threatened in writing, interferences, oppositions, reissues, reexaminations, cancellations, challenges or other proceedings by any Person that that is not a Governmental Entity involving any of the material Company Intellectual Property Rights in the United States Patent and Trademark Office or in any foreign patent office or similar Governmental Entity, except for office actions and similar ex parte proceedings in the ordinary course.

(g) Except as (i) would not have a Company Material Adverse Effect, or (ii) prohibited by Law relating to Government Contracts, all employees, agents, consultants and contractors who have contributed to or participated in the creation or development of any Company Intellectual Property Rights or Software (or any portion thereof) on behalf of the Company or any of its Subsidiaries, either: (x) created such materials in the scope of his or her employment; (y) is a party to a “work-for-hire” or similar agreement under which the Company or one of its Subsidiaries are or are deemed to be the original owner/author of all right, title and interest therein; or (z) has executed an assignment in favor of the Company or one of its Subsidiaries (or such predecessor in interest, as applicable) of all rights, title and interest in such material.

Section 4.14 Environmental.

(a) The Company and its Subsidiaries are, and have been, in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, and the development and implementation of all required health and safety and employee training programs required under Environmental Laws), except where failure to be in compliance would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Except as would not have a Company Material Adverse Effect, (i) there is no Environmental Claim pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, and, (ii) there are no facts or conditions relating to the Company or any of its Subsidiaries that would result in any such Environmental Claim.

(c) There have been no Releases of any Hazardous Material at any property currently or formerly owned, operated or used in connection with the operations of the Company or any Subsidiary, or relating to the operations of the Company or any Subsidiary, that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries that would, individually or in the aggregate, have a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received notice from any person or Governmental Entity alleging that any of them is, or might be potentially responsible for, any Release of Hazardous Materials that would, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Neither the Company nor any Subsidiary has assumed by contract, agreement or operation of law any liability or obligation under Environmental Law that would, individually or in the aggregate, have a Company Material Adverse Effect.

(e) No Consent of, or registration, application, notice, disclosure, or filing with any Governmental Entity is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby pursuant to any Environmental Property Transfer Act or Permit as required by Environmental Law.

Section 4.15 Labor Matters.

(a) There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary.

(b) From January 1, 2009 through the date of this Agreement, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

(c) The Company and each of its Subsidiaries is in compliance in all material respects with all Laws relating to the employment of labor, including all Laws relating to wages, hours, discrimination, sexual harassment, civil rights, immigration, safety and health, worker classification, workers’ compensation and the collection and payment of withholding Taxes, social security Taxes and similar Taxes. There are no material lawsuits, grievances, arbitrations, administrative hearings, employment standards complaints, pay equity complaints, occupational health and safety charges, claims or investigations of wrongful (including constructive) discharge, employment discrimination or retaliation, sexual harassment, unfair labor practice charges or complaints or other material employment disputes of any nature pending or, to the Company’s Knowledge, threatened, against the Company or any Subsidiary. The Company and each of its Subsidiaries are and have been in compliance with the requirements of the Workers Adjustment and Retraining Notification Act and all similar state laws (the “WARN Act”) and have no liabilities or unfulfilled notice obligations pursuant to the WARN Act.

Section 4.16 Offer Documents; Proxy Statement. None of the information supplied by the Company for inclusion in (or incorporated by reference in) (i) the Offer Documents and the Schedule 14D-9 will, on the date each such document is filed with the SEC or on the date each such document is first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement (if required by applicable Law) will, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.17 Takeover Laws. The Company has taken all action necessary to exempt the Offer, the Merger, this Agreement, the Tender Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL, and such action is effective as of the date hereof. To the Knowledge of the Company, no other state takeover statute or other similar Law applies to the Offer, the Merger, this Agreement, the Tender Agreement or the other transactions contemplated by this Agreement.

Section 4.18 Contracts.

(a) Except for Contracts filed as exhibits to the Filed SEC Documents and purchase orders entered into in the ordinary course of business consistent with past practice, Section 4.17 of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each of the following Contracts (the “Material Company Contracts”):

(i) all Contracts of the Company or any of its Subsidiaries made in the ordinary course of business consistent with past practice having an aggregate value, or involving payments by or to the Company or any of its Subsidiaries, of more than $2,000,000, and for which there has been no final close out and final payment under such Contract has not been made;

(ii) all Contracts currently in effect to which the Company or any of its Subsidiaries is a party that contain a covenant that purports to limit in any material respect either the type of business in which the Company or any of its Subsidiaries (or, after the payment by Merger Sub for Shares pursuant to the Offer, Parent or any of its Subsidiaries) or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business or develop, market or distribute any products or services;

(iii) all Contracts which grant “most favored nation” status to any Person that, following the Acceptance Time, would apply to Parent or any of its Subsidiaries, including the Company or any of its Subsidiaries;

(iv) all Contracts which prohibit or limit, in any material respect, the right of the Company or any of its Subsidiaries (or, after the Acceptance Time, would prohibit or limit, in any material respect, the right of Parent or any of its Subsidiaries) to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property Rights;

(v) all Contracts under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money in excess of $250,000;

(vi) all standstill or similar agreements to which the Company is a party that would remain in effect following the Merger;

(vii) all joint venture, partnership, material teaming or other similar agreements to which the Company or any of its Subsidiaries is a party (including all amendments thereto);

(viii) all Contracts to which the Company or any of its Subsidiaries is a party providing for indemnity (including any obligations to advance funds for expenses) to the current or former directors, officers, employees or agents of the Company or any of its Subsidiaries;

(ix) all Contracts which are material to the Company or any operating segment providing for termination, acceleration of payment or other special rights upon the occurrence of a change of control of the Company;

(x) all Contracts between the Company or any of its Subsidiaries and any Governmental Entity (each, a “Company Government Contract”) and all Contracts between the Company or any of its Subsidiaries and any prime contractor or upper-tier subcontractor relating to a Contract between such person and any Governmental Entity (each, a “Company Government Subcontract”); and

(xi) all other Contracts that constitute a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K).

(b) Each Material Company Contract is binding on the Company or its applicable Subsidiary thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach, default or violation of (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation by the Company or any of its Subsidiaries of) any term, condition or provision of any indebtedness, guarantee or any Material Company Contract, including any specification, schedule, quality assurance provision, inspection or test requirement, or performance or payment milestone, to which the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound, which breach, default or violation would have a Company Material Adverse Effect.

(c) Except where the following matters have not had and would not have a Company Material Adverse Effect:

(i) (A) to the Knowledge of the Company, each Company Government Contract or Company Government Subcontract was legally awarded and (B) each Company Government Contract (or, if applicable, each prime Contract under which such Company Government Subcontract was awarded) is not the subject of bid or award protest proceedings as of the date of this Agreement;

(ii) neither the United States government nor any prime contractor, subcontractor or other person or entity has notified the Company or any of its Subsidiaries, in writing, that the Company or any of its Subsidiaries has breached or violated any Law or material certification, representation, clause, provision or requirement pertaining to a Company Government Contract or Company Government Subcontract, and all facts set forth or acknowledged by any representations or certifications submitted by or on behalf of the Company or any of its Subsidiaries in connection with a Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects on the date of submission;

(iii) neither the Company nor any of its Subsidiaries has received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to a Company Government Contract or Company Government Subcontract; and

(iv) other than in the ordinary course of business consistent with past practice no cost incurred by the Company or any of its Subsidiaries pertaining to a Company Government Contract or Company Government Subcontract has been questioned or challenged is the subject of any audit or investigation or has been disallowed by any Governmental Entity.

(d) From January 1, 2009 through the date of this Agreement, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers or employees, is or has been under administrative, civil or criminal investigation or indictment by any Governmental Entity, or any audit or investigation by the Company or any of its Subsidiaries, with respect to any alleged act or omission arising under or relating to any Company Government Contract or Company Government Subcontract.

(e) There are no disputes relating to the Company Government Contracts which, if resolved unfavorably to the Company, would have a Company Material Adverse Effect. In addition, to the Knowledge of the Company, there are no known or reasonably foreseeable expenditures which would materially increase the estimated cost to complete performance of the Company Government Contracts.

(f) To the Knowledge of the Company, from January 1, 2009 through the date of this Agreement, neither the Company, any of its directors or officers nor any operating segment has been debarred or suspended for 90 days or more in any consecutive twelve-month period, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension, from participation in the award of Contracts with the United States government (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). To the Knowledge of the Company, from January 1, 2009 through the date of this Agreement, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings.

Section 4.19 Voting Requirements. Assuming the accuracy of the representation given by Parent and Merger Sub in Section 5.7, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares at the Company Special Meeting, or any adjournment or postponement of the Company Special Meeting, in favor of the adoption of this Agreement is the only vote (if any vote is required by Law), of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

Section 4.20 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Stone Key Partners LLC and the Stone Key Securities Division of Hudson Partners Securities LLC (together, “Stone Key”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.21 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Stone Key to the effect that, as of the date of such opinion and based upon and subject to the matters set forth in such opinion, the consideration to be received by the holders of Shares (other than Parent, Merger Sub and their respective affiliates) pursuant to the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders.

Section 4.22 Relationships with Customers and Suppliers. Between December 31, 2009 and the date of this Agreement, no customer or supplier of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries has cancelled or otherwise terminated, or provided written notice to the Company or any of its Subsidiaries of its intent, or, to the knowledge of the Company, threatened, to terminate its relationship with the Company or its applicable Subsidiary, or, between December 31, 2009 and the date hereof, decreased or limited in any material respect, or provided written notice to the Company or any of its Subsidiaries of its intent, or, to the knowledge of the Company, threatened in writing, to decrease or limit in any material respect, its purchases from or sales to the Company or any of its Subsidiaries.

Section 4.23 Cash Balance. As of the date of this Agreement, the Company and its Subsidiaries have a consolidated balance of cash and cash equivalents not less than $27,000,000.

Section 4.24 No Other Representations. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person acting on behalf of the Company, makes any representation or warranty, express or implied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Merger Sub is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a Parent Material Adverse Effect.

Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly authorized and approved by their respective Boards of Directors and will be adopted by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and (assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3 Consents and Approvals; No Violations.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the assets of Parent or any of its Subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its Subsidiaries, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective assets is bound or (iii) subject to the filings and other matters referred to in Section 5.3(b) any Judgment or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that have not had and would not have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or notice to, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports and such other filings required under the Exchange Act and such filings under state securities and “blue sky” Laws, in each case, as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such other items that may be required solely by reason of the participation of the Company (as opposed to any other third party) in the transactions contemplated hereby (iv) compliance with and filings or notifications under the HSR Act and other applicable competition Laws and (v) such other Consents, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 5.4 Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.5 Information Supplied. None of the information supplied by Parent or Merger Sub for inclusion in (or incorporated by reference in) (i) the Offer Documents and the Schedule 14D-9 will, on the date each such document is filed with the SEC or on the date each such document is first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement (if required by applicable Law) will, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 5.6 Sufficient Funds. Parent has and, as of the Closing shall have, sufficient funds available (through existing credit arrangements or otherwise) to fully fund all of Parent’s and Merger Sub’s obligations under this Agreement, including payment of the aggregate Offer Price, the aggregate Merger Consideration, the Option Consideration and payment of all fees and expenses related to the transactions contemplated by this Agreement and any refinancing of indebtedness of Parent or the Company or their respective Subsidiaries in connection therewith.

Section 5.7 Share Ownership. Neither Parent nor Merger Sub has been, at any time during the three years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.

Section 5.8 Investigation by Parent and Merger Sub. Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information Made Available to Parent or Merger Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Merger Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries Made Available to each of Parent or Merger Sub or their Representatives in any “data room,” confidential memorandum or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV.

Section 5.9 Litigation. There is no claim, action, proceeding, or investigation pending or, to the knowledge of Parent, threatened against any of Parent or Merger Sub or any of their respective properties or assets, and there are no Judgments before any arbitrator or Governmental Entity, in each case, as have had or would have a Parent Material Adverse Effect.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of the Company. Except (i) as required by Law, (ii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) contemplated by this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, from the date of this Agreement to the Effective Time the Company shall, and shall cause each of its Subsidiaries to, conduct its business only in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its present relationships with customers, suppliers, licensors, licensees, distributors, Governmental Entities and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except (w) as required by Law, (x) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) expressly permitted pursuant to this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(a) except for Shares to be issued or delivered pursuant to the exercise of Options or Warrants, the settlement of RSUs or the lapsing of forfeiture restrictions of Restricted Stock Awards, each outstanding on the date hereof or the issuance of the shares of capital stock of any Subsidiary to the Company, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any shares of its capital stock of any class or any other ownership interest, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock or any other ownership interest, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any other ownership interest or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock or any other ownership interest (including “phantom” rights and stock appreciation rights), or (ii) any other securities of the Company and its Subsidiaries in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

(b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Shares, Options, Warrants or other securities of the Company or any of its Subsidiaries; provided, however, that the Company may (i) withhold Shares to satisfy Tax obligations with respect to Options, Restricted Stock Awards and RSUs granted prior to the date hereof pursuant to the Equity Plans or the Assumed Subsidiary Equity Plans and (ii) acquire Shares in connection with the surrender of Shares by holders of Options or Warrants in order to pay the exercise price of the Options or Warrants;

(c) grant any Options, Restricted Stock Awards, RSUs or other equity-based awards or grant any options to purchase Shares under the Company’s 2007 Employee Stock Purchase Plan;

(d) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend in respect of any Shares or otherwise make any payments or distributions to stockholders of the Company or of any of its Subsidiaries that is not wholly owned (directly or indirectly) by Company in their capacity as such;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

(f) acquire (i) by purchase, merger or otherwise, any business or equity interest of any Person or (ii) any asset or assets, except for purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice or as permitted under Section 6.1(m);

(g) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or dispose of any of its properties or other assets or any interests therein, except for sales of inventory and used equipment in the ordinary course of business consistent with past practice;

(h) incur any indebtedness for borrowed money in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company and its wholly owned Subsidiaries, and other than to employees in respect of travel or other related expenses in the ordinary course of business consistent with past practice;

(i) except as required by Law or except as required by the terms of a Benefit Plan in effect as of the date of this Agreement, (i) enter into an employment agreement with any Person or grant to any Person any right to severance, retention, change in control or termination compensation or benefits, or increase any Person’s rights thereto, (ii) grant any current or former director, officer or employee of the Company or any of its Subsidiaries, any increase in compensation other than, with respect to Persons who are not directors or officers and do not report directly to the Company’s President and Chief Operating Officer, ordinary course annual increases consistent with past practice, (iii) enter into, adopt, amend or terminate any collective bargaining agreement or employee benefit plan, program, policy, arrangement or agreement, or (iv) terminate the employment of or hire any Person whose annual compensation exceeded or is reasonably expected to exceed $100,000;

(j) except as required by any Benefit Plan in accordance with its terms as of the date of this Agreement, take any action to fund or in any other way secure the payment of compensation and benefits under any Benefit Plan, take any action to accelerate the vesting or payment of any compensation or benefits under any Benefit Plan or materially change any assumption used to calculate funding obligations with respect to any Benefit Plan or change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined;

(k) change any of the accounting methods used by the Company or its Subsidiaries unless required by GAAP or applicable Law;

(l) amend the Company’s certificate of incorporation or the Company’s bylaws or other comparable charter or organizational documents of any Subsidiary of the Company, except as may be required by applicable Law and except for immaterial amendments under the charter or organizational documents of any Subsidiary of the Company;

(m) authorize or make any commitment with respect to, any capital expenditure or other expenditures (including in respect of research and development), other than those which, individually, are less than or equal to $200,000 or, in the aggregate, are less than or equal to $1,000,000;

(n) (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reserved against in the most recent Financial Statements of the Company included in the Filed SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such Financial Statements in the ordinary course of business consistent with past practice, (ii) cancel any indebtedness, (iii) waive or assign any claims or rights of substantial value, (iv) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar contract to which the Company or any of its Subsidiaries is a party or (v) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar contract to which the Company or any of its Subsidiaries is a party;

(o) waive the benefits of, or agree to modify in any material manner, any material confidentiality agreement or any standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(p) except as required by applicable Tax Law, prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(q) sell, transfer or license to any person or modify any rights (i) to any material Company Intellectual Property Rights, except in the ordinary course of business consistent with past practice, or (ii) to distribute, license or co-promote any product of the Company or any of its Subsidiaries (including products under development and products licensed by the Company or any of its Subsidiaries);

(r) enter into any material joint venture or partnership;

(s) engage in any transactions, agreements, arrangements or understandings with any Affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(t) otherwise manage its working capital in a manner other than in the ordinary course of business consistent with past practice;

(u) (i) enter into, amend, renew, modify or consent to the termination of (other than a termination in accordance with its terms) any Material Company Contract over $250,000 or Contract over $250,000 that would be a Material Company Contract if in effect on the date of this Agreement or (ii) amend, waive, modify, fail to enforce or consent to the termination of (other than a termination in accordance with it terms) its material rights thereunder;

(v) create any Subsidiary; or

(w) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2 Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event that has had or could have a Company Material Adverse Effect.

Section 6.3 Access to Information. From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors, financing sources, environmental consultants and other representatives (the foregoing, with respect to any Person, its “Representatives”), reasonable access during normal business hours and upon reasonable prior notice from Parent during the period prior to the Effective Time to their respective properties (including Phase I environmental assessments), books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (a) a copy of each material report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of supranational, national, federal, state, local or municipal (whether domestic or foreign) Law and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. All information exchanged pursuant to this Section 6.3 shall be subject to the Nondisclosure Agreement. Notwithstanding the foregoing, the Company shall not be required to provide access to, or cause its Subsidiaries to provide access to, any information or documents which would, in the reasonable judgment of the Company, (i) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries, (ii) otherwise violate any applicable Laws or (iii) breach any agreement of the Company or any of its Subsidiaries with any third-party (provided that the Company has used commercially reasonable efforts to find alternative means, not constituting a breach of any such agreement with a third party, to provide the access or information contemplated by this Section 6.3). Parent and the Company shall cooperate and consult with each other to develop announcement materials and undertake discussions with customers, partners and prime contractors of Material Company Contracts to which the Company or any of its Subsidiaries is a subcontractor, and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party, in each case, in a manner that would not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries.

Section 6.4 Acquisition Proposals.

(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective officers, directors, employees and other Representatives to, (i) initiate, solicit or take any action to facilitate, directly or indirectly, any inquiries regarding or the making of any Acquisition Proposal or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to, any Person relating to an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company may comply with its obligations under any nondisclosure agreements that require the Company to disclose to the parties to such agreements that Parent or any affiliate of Parent participated in the Company’s auction process and may waive any standstill restrictions under nondisclosure agreements with parties that participated in the Company’s auction process to permit them to submit an Acquisition Proposal to the Company.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to the Acceptance Date, in the event that the Company receives an unsolicited written Acquisition Proposal after the date hereof that did not result from a breach of this Section 6.4, the Company and its Board of Directors may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any information and access to, any Person making such Acquisition Proposal and its Representatives or potential sources of financing if (i) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such Person is reasonably likely to submit to the Company an Acquisition Proposal that is a Superior Proposal and (ii) the Company’s Board of Directors determines in good faith, after consultation with its counsel, that the failure to participate in such discussions or negotiations or to furnish such information would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law; provided that all such information so furnished has been previously provided to Parent or is provided to Parent substantially concurrent with it being so furnished to such Person or its Representatives. In addition, nothing herein shall restrict the Company from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(c) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or so modify) the recommendation by the Board of Directors of the Company and any committee thereof of the Offer, the Merger or this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Change in Recommendation”) (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a customary confidentiality agreement) or (iii) take any action to render the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL or any other “control share,” anti-takeover or similar Law inapplicable to any transaction included in the definition of Acquisition Proposal or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company. Notwithstanding anything in this Agreement to the contrary, at any time prior to the Acceptance Date, the Board of Directors of the Company may (i) make a Change in Recommendation if the Board of Directors of the Company determines in good faith (after consultation with its counsel and financial advisor) that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law or (ii) terminate this Agreement to accept a Superior Proposal that was not solicited after the date hereof and did not otherwise result from a breach of this Section 6.4; provided, however, that (1) no Change in Recommendation may be made and (2) no termination of this Agreement pursuant to this Section 6.4(c) may be made, in each case until after the fifth (5th) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company intends to make a Change in Recommendation (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to this Section 6.4(c) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis of the proposed action by the Company’s Board of Directors is a Superior Proposal, the terms and conditions of any such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation or Notice of Superior Proposal and a new five (5) Business Day period). In determining whether to make a Change in Recommendation, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation, a Notice of Superior Proposal or otherwise.

(d) The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the person making any such Acquisition Proposal. The Company shall (i) keep Parent fully informed of the status and material details (including any change to the terms thereof) of any such Acquisition Proposal and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including all draft agreements and any comments thereon) relating to any such Acquisition Proposal exchanged between the Company or any of its Subsidiaries (or their Representatives), on the one hand, and the Person making an Acquisition Proposal (or its Representatives), on the other hand.

Section 6.5 Employee Benefits.

(a) Parent agrees that the Surviving Corporation shall cause the Surviving Corporation’s employee benefit plans established following the Closing Date (if any) and any other employee benefit plans covering the employees of the Company and its Subsidiaries who remain in the employment of the Surviving Corporation (the “Continuing Employees”) following the Effective Time (collectively, the “Post-Closing Plans”), to recognize the service of each Continuing Employee (to the extent such service was recognized by the Company) for purposes of eligibility, vesting and determination of the level of benefits (but not for benefit accrual purposes) under the Post-Closing Plans. Each Post-Closing Plan shall waive pre-existing condition limitations to the extent waived or not applicable under a comparable Benefit Plan. Continuing Employees shall be given credit under the applicable Post-Closing Plan for amounts paid prior to the Effective Time during the year in which the Effective Time occurs under a corresponding Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Post-Closing Plan.

(b) Parent shall, or shall cause the Surviving Corporation to, honor the terms of all Benefit Plans set forth in Section 6.5(b) of the Company Disclosure Schedule. Notwithstanding any provision of this Agreement, no provision of this Agreement shall (i) create any right in any employee to continued employment by Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof, or preclude the ability of Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof, to terminate the employment of any employee for any reason or (ii) require Parent, the Company, the Surviving Corporation, or any respective Subsidiary thereof, to continue any employee benefit plan, program, policy, arrangement or agreement or prevent the amendment, modification, or termination thereof in accordance with plan terms after the Closing Date.

(c) Parent and the Company hereby agree that the occurrence of the Acceptance Time shall constitute a “Change in Control” for purposes of all Benefit Plans set forth in Section 6.5(c) of the Company Disclosure Schedule.

(d) In lieu of Options that would otherwise have been granted to the Company’s directors during fiscal year 2010, the Company may make cash payments to such directors prior to Closing in an aggregate amount for all directors not exceeding $50,000. To the extent not previously paid by the Company, Parent shall, or shall cause the Surviving Corporation to, pay bonuses with respect to the Company’s 2010 fiscal year under the bonus plans listed on Section 6.5(d) of the Company Disclosure Schedule, in accordance with their terms as in effect immediately before the Effective Time and at the time that such bonus payments would otherwise have been made, and Parent shall honor such payment terms to the extent the Company shall have accrued for such bonuses in the forecasted financial statements Made Available to Parent.

(e) Prior to the Closing Date, the Board of Directors of the Company shall adopt resolutions providing that no rights to contributions will accrue under the Company 401(k) Plan after, and that the Company 401(k) Plan will be terminated as of, the business day immediately prior to the Closing Date. The Company shall allow Parent to review such resolutions prior to their adoption and shall cooperate with Parent to make any changes to such resolutions reasonably requested by Parent. The Company shall take all other actions required or reasonably advisable to terminate the Company 401(k) Plan prior to the Closing Date (including giving notice to the administrator and trustee of the Company 401(k) Plan), and shall consult with Parent prior to taking any such other actions concerning the termination of the Company 401(k) Plan.

(f) This Section 6.5 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and, except as provided for in Section 9.6, nothing in this Section 6.5, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.5 or is intended to be, shall constitute or be construed as an amendment to or modification or as establishing or creating of any employee benefit plan, program, arrangement or policy of Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof.

Section 6.6 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company’s Board of Directors has effected any Change in Recommendation or shall have resolved to do so.

Section 6.7 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time, Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company or any of its Subsidiaries (“Indemnified Parties”) as provided in the Company’s certificate of incorporation, bylaws or any indemnification agreement between an Indemnified Party and the Company or any of its Subsidiaries (a complete and accurate copy of each such indemnification agreement has been heretofore Made Available to Parent) (in each case, as in effect on the date hereof or as amended or entered into prior to the Closing with the consent of Parent), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification, advancement of expenses and limitation of director liability set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties.

(b) Parent shall obtain, at the Effective Time, a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time for six (6) years from the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore Made Available to Parent) (collectively, the “Insured Parties”) on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that in satisfying its obligations under this Section 6.7(b), Parent shall not be obligated to pay more than $575,000 in the aggregate to obtain such policy. It is understood and agreed that in the event such a policy cannot be obtained for $575,000 or less in the aggregate, Parent shall be obligated to obtain as much coverage for not less than six years from the Effective Time as may be obtained for such $575,000 aggregate amount.

(c) Parent shall pay all reasonable expenses, including reasonable attorney’s fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.7.

(d) This Section 6.7 is intended to benefit the Insured Parties and the Indemnified Parties and their successors, heirs or representatives, and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.7 and the certificate of incorporation and bylaws of the Surviving Corporation.

(e) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.7.

Section 6.8 Company Special Meeting; Proxy Statement. If required by applicable Law to consummate the Merger, the Company shall, in accordance with applicable Law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Special Meeting”) as soon as practicable following Merger Sub’s acceptance of and payment for Shares pursuant to the Offer, for the purpose of considering adopting this Agreement. In connection with the Company Special Meeting, as soon as practicable following Merger Sub’s acceptance of and payment for Shares pursuant to the Offer, the Company shall prepare with Parent and file with the SEC a Proxy Statement and furnish the information required to be provided to the stockholders of the Company pursuant to the DGCL and any other applicable Laws. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if it shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and disseminated to holders of Shares to the extent required by applicable Laws. The Company agrees to provide Parent and its counsel any comments or communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments or communications. Parent and its counsel shall be given a reasonable opportunity to review any responses to such comments or communications, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel.

Section 6.9 Appropriate Actions.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall (and the Company shall cause its Subsidiaries to) each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company or Parent or any of its Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement, the Offer and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any other applicable antitrust laws, and (C) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party and including the timing of the initial filings, which will be made as promptly as practicable after the date of this Agreement; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party informed in all material respects of any communication received by such party from, or given by such party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any written communication delivered to any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto; (vii) obtain all necessary consents, approvals or waivers from third parties; provided that none of the Company, Parent or Merger Sub shall be required to make any payment to any such third parties or concede anything of value to obtain such consents; (viii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the transactions contemplated hereby, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (ix) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. No parties to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything in this Section 6.9(a), Parent shall not be required to take, propose, negotiate, commit to, or effect by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of Parent (or its Subsidiaries) or the Company (or its Subsidiaries) or otherwise take or commit to take any actions that limit Parent’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Parent (or its Subsidiaries) or the Company (or its Subsidiaries).

(b) The Company and its Board of Directors shall (1) use their reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement, use their reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 6.10 Merger Sub and Surviving Corporation. Parent will take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement, (b) cause Merger Sub to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness, other than acquiring Shares pursuant to the Offer.

Section 6.11 No Control of Other Party’s Business. Subject to the obligations set forth in Section 6.1, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Acceptance Time. Prior to the Acceptance Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.12 Certain Tax Matters. During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall: (i) prepare and timely file all Tax Returns that are due on or before the Closing Date in accordance with past practice, (ii) pay all Taxes due and payable in respect of such Tax Returns, (iii) accrue a reserve in the books and financial statements of any such entity at such times and in such amounts as are in accordance with past practice for all Taxes payable by such entity for which no Tax Return is due prior to the Closing Date and (iv) promptly notify Parent of any suit, claim, action, investigation, proceeding, or audit (collectively, “Actions”) that is or becomes pending against or with respect to the Company or any of its Subsidiaries and not settle or compromise any such Action without Parent’s consent (which will not be unreasonably withheld).

Section 6.13 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (which may be given or withheld in Parent’s sole discretion).

Section 6.14 Rule 14(d)-10(d) Matters. Prior to the Initial Expiration Time, if applicable, the Company (acting through its Board of Directors and the Compensation Committee thereof) shall take all such steps as may be required to cause to be exempt under Rule 14(d)-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been or will be entered into by the Company, Parent or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates and to ensure that any such arrangements fall within the safe harbor provisions of such Rule. Promptly upon Parent or any of its Affiliates entering into any such arrangement with any current or future director, officer or employee of the Company and its Affiliates, Parent will provide to the Company any and all information concerning such arrangements as may be needed by the Company to comply with this Section 6.14.

Section 6.15 Termination of Administrative Services Agreement; Warrant Cancellation Agreement.

(a) Parent and the Company agree that the Administrative Services Agreement, dated as of October 1, 2005, as amended as of October 1, 2006 (the “Administrative Services Agreement”), by and between the Company and Wexford Capital LLC (“Wexford”) will terminate as of the Effective Time pursuant to the Termination of Administrative Services Agreement, dated as of the date of this Agreement, by and between the Company and Wexford, and that, unless consented to in writing by Parent, the Company shall not amend or terminate such Termination of Administrative Services Agreement, other than for the termination provided for in such Termination of Administrative Services Agreement in the event that this Agreement shall be terminated without the Effective Time having occurred.

(b) Parent and the Company agree that each Warrant will be canceled as of the Effective Time pursuant to the Warrant Cancellation Agreement, dated as of the date of this Agreement, by and between the Company and Valentis SB L.P. (the “Warrant Cancellation Agreement”) and that, unless consented to in writing by Parent, the Company shall not amend or terminate such Warrant Cancellation Agreement, other than for the termination provided for in such Warrant Cancellation Agreement in the event that this Agreement shall be terminated without the Effective Time having occurred.

Section 6.16 Certain Intellectual Property Matters. The Company shall take all commercially reasonable actions necessary to obtain, or cause its Subsidiaries to obtain, all right, title and interest in and to the Intellectual Property Rights described in Annex E of the Company Disclosure Schedule prior to the Closing Date. The Company shall promptly notify Parent of any rejection or denial by the U.S. Patent and Trademark Office (or any other appropriate bodies) of the Company’s or its Subsidiary’s right, title and interest in and to such Intellectual Property Rights. During the period of time between execution of this Agreement by the parties and the Closing Date, the Company shall provide reasonable documentation to demonstrate its title in the Intellectual Property Rights set forth in Annex G of the Company Disclosure Schedule, as reasonably requested by Parent. In the event the documentation provided by the Company reveals any errors in such title, or the Company is unable to provide such documentation, the Company shall use commercially reasonable efforts to resolve such errors or locate such documentation prior to Closing.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under applicable Law) of the following conditions:

(a) The Company Stockholder Approval shall have been obtained, if and to the extent required under applicable Law; provided that Parent and Merger Sub shall, and shall cause any other Parent Company to, vote all Shares held by them in favor of the adoption of this Agreement;

(b) No Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued an order, decree or ruling or taken any other action which is then in effect which has the effect of enjoining or otherwise prohibiting or preventing consummation of the Merger substantially on the terms contemplated by this Agreement; provided, however, that, subject to the rights and obligations of the parties set forth in the last two sentences of Section 6.9(a), the parties hereto shall have used reasonable best efforts to cause any such order, decree, ruling or action to be vacated or lifted or to ameliorate the effects thereof;

(c) No applicable Law shall have been enacted, entered, enforced, issued or put in effect that prohibits or makes illegal the consummation of the Merger; and

(d) Merger Sub shall have accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer.

Section 7.2 Frustration of Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1 or in Annex A to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable efforts to consummate the Offer and the Merger and the other transactions contemplated by this Agreement, as required by and subject to Article II.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Offer and the Merger contemplated herein may be abandoned as follows:

(a) at any time, by the mutual written agreement of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Offer has not been consummated on or prior to February 16, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a cause of, or resulted in, the failure of the Offer to be consummated on or prior to such date; and provided further that if on the Termination Date all conditions to consummation of the transactions contemplated hereby set forth in ARTICLE VII hereof (other than those that by their terms are to be satisfied at the Closing) are satisfied except that the Company or Parent shall not yet have obtained any required approval under the HSR Act and any other applicable antitrust laws and/or there shall be a temporary or preliminary order, decree, ruling, suit, proceeding, investigation or action arising under the HSR Act and any other applicable antitrust laws that (1) seeks to enjoin or otherwise prohibit consummation of the Offer or the Merger, (2) challenges the acquisition by Parent or Merger Sub of any Shares, (3) seeks to prohibit or limit the ownership or operation or control by the Company, Parent or any of their respective Subsidiaries of any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Offer or the Merger or (4) seeks to impose limitations on the ability of any of Parent or any of its Subsidiaries to acquire, hold or exercise full rights of ownership of any Shares, including the right to vote the Shares on all matters properly presented to the stockholders of the Company, then the Termination Date shall be extended, at the option of the Company or Parent, to nine (9) months from the date of this Agreement;

(ii) prior to the Acceptance Time, if any Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Offer or the Merger substantially as contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, the party seeking to terminate this Agreement under this Section 8.1(b)(ii) shall have used commercially reasonable efforts to cause any such order, decree, ruling or action to be vacated or lifted or to ameliorate the effects thereof; or

(iii) (A) if the Offer shall have expired or terminated in accordance with its terms without any Shares being purchased therein or (B) if Merger Sub shall have failed to commence the Offer by the date that is the twentieth (20th) day from and including the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company or Parent if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any Shares to be purchased in the Offer or the failure to commence the Offer by such date, as the case may be;

(c) by the Company prior to the Acceptance Time:

(i) upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue in any material respect; provided that if such breach is curable by Parent and Merger Sub within thirty (30) days through the exercise of their reasonable efforts during such thirty (30) day period and Parent and Merger Sub continue to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 8.1(c)(i) unless such breach is not cured within such thirty (30) day period; provided further that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

(ii) in accordance with the terms and subject to the conditions of Section 6.4(c); or

(d) by Parent prior to the Acceptance Time:

(i) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in any case such that the conditions set forth in clauses (c)(ii) or (c)(iii) of Annex A would not be satisfied; provided that if such breach is curable by the Company within thirty (30) days through the exercise of its reasonable efforts during such thirty (30) day period and the Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 8.1(d)(i) unless such breach is not cured within such thirty (30) day period; provided further that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it or Merger Sub has failed to perform in any material respect any of their obligations under or in connection with this Agreement; or

(ii) in the event that the Board of Directors of the Company (A) shall have effected a Change in Recommendation or (B) fails publicly to reaffirm its recommendation of this Agreement and the transactions contemplated hereby (x) within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal or (y) if the Termination Date is less than ten (10) Business Days (but more than four (4) Business Days) from the receipt of such a request by Parent following an Acquisition Proposal, by the close of business on the Business Day immediately preceding the Termination Date.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Merger Sub and the Company, the obligations pursuant to this Section 8.2 and Article IX; provided that, notwithstanding anything to the contrary contained in this Agreement, the Nondisclosure Agreement shall survive any such termination in accordance with its terms and shall continue to cover any information provided to Parent pursuant to this Agreement. Nothing contained in this Section 8.2 shall relieve any party from liability for fraud or any statement, act or failure to act that is intended to be a misrepresentation or breach by such party of any representation, covenant or agreement herein (including failure to consummate the Offer in accordance with its terms) or in the Nondisclosure Agreement. None of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its intentional and willful breach of any provision of this Agreement.

(b) If (i) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(ii) or (ii) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i), (B) there has been publicly disclosed for the first time after the date of this Agreement and prior to such termination an Acquisition Proposal (or the intention by any Person to make an Acquisition Proposal) and (C) within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to (or consummates) a transaction contemplated by any Acquisition Proposal, then, in either case, the Company shall pay to Parent a termination fee of $8,200,000 in cash (a “Termination Fee”), (x) concurrently with any termination of this Agreement (in the case of a payment required by clause (i) above) or (y) on the date of the first to occur of the events referred to in clause (ii)(C) (in the case of a payment required by clause (ii) above). For purposes of clause (ii)(C) of the immediately preceding sentence, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1 except that the references to “15%” therein shall be deemed to be references to “40%”. Notwithstanding the foregoing, in no event shall the Company be required to pay the fee referred to in this Section 8.2(b) (X) on more than one occasion or (Y) if, at the time this Agreement is terminated, this Agreement could have been terminated by the Company pursuant to Section 8.1(b)(ii) or Section 8.1(c)(i). Upon payment of such Termination Fee, the Company shall have no further liability to Parent or Merger Sub with respect to this Agreement or the transactions contemplated hereby. Notwithstanding anything else herein to the contrary, the payment contemplated by this Section 8.2(b) shall be made by wire transfer of immediately-available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(c) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(d)(i) and (i) at the time of such termination no Acquisition Proposal (or intention by any Person to make an Acquisition Proposal) has been publicly disclosed for the first time or (ii) the Company does not, within twelve (12) months after such termination, enter into any definitive agreement with respect to (or consummate) a transaction contemplated by any Acquisition Proposal, then the Company shall pay to Parent an amount equal to Parent’s Expenses, such amount not to exceed $2,000,000, which shall be paid (A) concurrently with Parent’s termination of this Agreement, in the case of an amount payable pursuant to Section 8.2(c)(i) or (B) on the date that is twelve (12) months after Parent’s termination, in the case of an amount payable pursuant to Section 8.2(c)(ii). Notwithstanding anything in this Section 8.2(c) to the contrary, nothing in this Section 8.2(c) shall limit Parent’s ability to recover its Expenses or any other damages in excess of $2,000,000 through any remedy otherwise available to Parent under this Agreement or applicable Law. For purposes of this Section 8.2(c), the term “Expenses” means fees and expenses incurred or paid by or on behalf of Parent, Merger Sub or their respective Affiliates in connection with the Offer, the Merger or the other transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to Parent, Merger Sub and their respective Affiliates. Notwithstanding anything else herein to the contrary, the payment contemplated by this Section 8.2(c) shall be made in cash by wire transfer of immediately-available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the stockholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company’s stockholders hereunder or is otherwise required under any applicable Law to be approved by such stockholders without, in each case, the approval of such stockholders.

Section 9.2 Nonsurvival of Representations and Warranties. None of the representations and warranties of the Company in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Acceptance Time. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Acceptance Time.

Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a) if to Parent or Merger Sub, to:

FLIR Systems, Inc.

27700 SW Parkway Avenue

Wilsonville, Oregon 97070

Telephone: (503) 498-3547

Facsimile: (503) 498-3911

Attention: General Counsel

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

Attention: Larry A. Barden and Kevin F. Blatchford

(b) if to the Company, to:

ICx Technologies, Inc.

2100 Crystal Drive, Suite 650

Arlington, VA 22202

Telephone: (703) 678-2111

Facsimile: (703) 678-2112

Attention: Colin Cumming

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

Attention: Peter Allan Atkins and Randall H. Doud

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Schedule shall be deemed to be adequate response and disclosure of such fact, circumstance or information with respect to any representation or warranty in any section of Article IV calling for disclosure of such fact, circumstance or information if it is reasonably apparent from the face of such disclosure that such disclosure relates to one or more or all of such representations or warranties. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein) and the Nondisclosure Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not expressly or impliedly intended to and shall not confer upon any Person other than the parties hereto any legal or equitable right, benefit or remedy of any nature, other than, solely from and after the Effective Time, if the Effective Time occurs (A) the Insured Parties and the Indemnified Parties (only with respect to the provisions of Section 6.7), and (B) the Company’s stockholders and holders of Options, Restricted Stock Awards, RSUs and Warrants (only with respect to their rights to receive any Merger Consideration or Option Consideration in accordance with the terms and conditions of this Agreement), who are hereby intended to be third-party beneficiaries.

Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.9 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery or, if such court shall not have jurisdiction, any other court of the State of Delaware and any Federal court sitting in the State of Delaware (and of the appropriate appellate courts from any of the foregoing courts) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware and (d) each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.10 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 hereof in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12 Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 9.9.

Section 9.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, provided, however, that Merger Sub may assign in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.14 Expenses. Except as provided herein, all costs and expenses incurred in connection with the transactions contemplated hereby, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated. Other than Taxes imposed upon a holder of Shares, or Options, Restricted Stock Awards, RSUs or Warrants, the Company shall pay all Taxes incident to preparing for, entering into and carrying out this Agreement (including (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, gains, real property transfer and other or similar Taxes or fees), provided, however, that Parent shall pay any real property transfer Taxes imposed on the holders of Shares which result from the transactions contemplated herein. For the avoidance of doubt, neither Parent, Merger Sub, nor the Company shall be responsible for the payment of income Taxes imposed upon a holder of Shares which result from the transactions contemplated herein.

Section 9.15 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.16 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

[Signature page follows.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ICX TECHNOLOGIES, INC.

By:	/s/ Colin Cumming
	Name:	Colin Cumming
	Title:	Chief Executive Officer

FLIR SYSTEMS, INC.

By:	/s/ William A. Sundermeier
	Name:	William A. Sundermeier
	Title:	President, Government Systems Division

INDICATOR MERGER SUB, INC.

By:	/s/ William A. Sundermeier
	Name:	William A. Sundermeier
	Title:	President

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer (such term, and all other capitalized terms used herein, shall have the meanings ascribed to them in the Agreement and Plan of Merger to which this Annex A is attached) or the Agreement, Merger Sub shall not be required to accept for payment, purchase or pay for any Shares tendered pursuant to the Offer and, subject to any applicable rules and regulations of the SEC, may postpone the acceptance for payment of, and the purchase and payment for, any Shares tendered pursuant to the Offer if:

(a) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with Section 2.1 of the Agreement) a number of Shares which, together with any other Shares beneficially owned by the Parent Companies, constitute less than a majority of the Shares outstanding on a fully-diluted basis on the date of purchase;

(b) the approval under the HSR Act or any other applicable competition Laws (where such approval is necessary) for the purchase of Shares pursuant to the Offer and for the consummation of the Merger has not been received and any applicable waiting period thereunder (including any extension thereof, by Law, the consent of the parties or otherwise) shall not have expired or terminated prior to the expiration of the Offer (as it may be extended in accordance with Section 2.1 of the Agreement); or

(c) at any time on or after the date of the Agreement and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following events shall have occurred and be continuing:

(i) (A) a Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the Offer or the Merger on the terms contemplated by the Agreement or (B) there is pending any suit, action or proceeding by any Governmental Entity, or any Governmental Entity has indicated in writing to the Company or any of its Subsidiaries that such Governmental Entity intends to initiate, pursue or participate in any suit, action or proceeding, (i) challenging the acquisition by Parent or Merger Sub of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other material transaction contemplated by the Agreement, or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company and its Subsidiaries (taken as a whole) or Parent or any of their respective Subsidiaries (taken as whole), or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries (taken as a whole) or Parent and its Subsidiaries (taken as a whole), as a result of the Offer, the Merger or any other transaction contemplated by the Agreement, (iii) seeking to impose material limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the shareholders of the Company, or (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries (taken as a whole) after the Effective Time; provided, however, subject to the rights and obligations of the parties set forth in the last two sentences of Section 6.9(a) of the Agreement, that Parent and Merger Sub shall have used reasonable best efforts to cause any such order, decree, ruling, suit, proceeding, investigation or action to be vacated or lifted or to ameliorate the effects thereof;

Annex A-1

(ii) any representation or warranty of the Company contained in the Agreement that (A) is qualified as to “materiality” or Company Material Adverse Effect shall not be true and correct or (B) is not so qualified shall not be true and correct in any material respect) in each case as of the date of the Agreement and as of the Acceptance Date, other than any such representation or warranty that addresses matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and correct as of such date or with respect to such period;

(iii) the Company shall not have performed in all material respects all its obligations under the Agreement to be performed by it on or prior to the date of consummation of the Offer;

(iv) a Change in Recommendation shall have occurred; provided that if the Board of Directors of the Company withdraws such Change of Recommendation and recommends that the stockholders of the Company accept the Offer, tender their Shares in the Offer, and, to the extent required by applicable law, approve the Merger and adopt the Agreement (including the Offer and the Merger), for purposes of this paragraph (c)(iv) of Exhibit A, no Change in Recommendation shall have occurred;

(v) the Agreement shall have been terminated in accordance with its terms;

(vi) any applicable Law shall be enacted, entered, enforced, promulgated, amended, issued or in effect with respect to, or approval withheld with respect to, Parent, the Company, or any of their respective Subsidiaries or the Offer, the Merger or the other transactions contemplated by the Agreement, that results directly or indirectly, in any of the consequences referred to in paragraph (c)(i)(B) above and limits the business of the Company and Parent taken as whole in any material respect; or

(vii) the Board of Directors of the Company or any committee thereof shall have taken any action to render the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL or any other “control share,” anti-takeover or similar Law inapplicable to any transaction included in the definition of Acquisition Proposal or resolved, agreed or proposed to take any such actions.

Annex A-2

The foregoing conditions shall be in addition to, and not in limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer as and to the extent permitted by the Agreement.

Annex A-3

EXHIBIT A

FORM OF TENDER AGREEMENT

See attached

Exhibit A-1